Exhibit 99

Media Contact:

David Hallisey, (949) 471-7703

david.hallisey@gateway.com

John W. Spelich, (949) 471-7710

john.spelich@gateway.com

Investor Contact:

Marlys Johnson, (605) 232-2709

marlys.johnson@gateway.com

GATEWAY BOARD NAMES XEROX EXECUTIVE

QUINCY L. ALLEN AS DIRECTOR

IRVINE, Calif., Dec. 15, 2005 – The Gateway, Inc., (NYSE: GTW) Board has elected Quincy L. Allen, Xerox Corporation vice president and president of the Xerox Production Systems Group, as a director. Allen will join the Board effective January 1, 2006 and will stand for election at the annual meeting of shareholders next May.

“In addition to his significant business expertise, Quincy brings a wealth of experience in providing products and services to businesses of all sizes,” said Rick Snyder, Gateway chairman. “As Gateway’s growth plans for the coming years are predicated on a significant expansion in the Professional sales sector, the Board believes Quincy’s perspective in this area will be invaluable.”

Allen, 45, will join the Board’s Corporate Governance and Nominating Committee and Compensation Committee.

Allen was named to his present position at Xerox in October 2004, and was elected a corporate vice president two months later. He is responsible for Xerox’s high-end systems, software and service offerings for the graphic communications industry, including production publishing, transaction printing and enterprise-wide printing. Allen leads Xerox’s efforts to leverage the complementary power of digital printing in the offset printing market, targeting key growth opportunities including just-in-time printing, customized printing and on-demand book publishing.

Since joining Xerox as an electrical engineer in 1982, he has held senior technical and management positions in areas such as supply chain, sales and marketing, and product development. In 1999, Allen was appointed vice president, Worldwide Customer Services Strategy. In 2001, he was named senior vice president of North American Services and Solutions.

Allen earned a bachelor’s degree in electrical engineering from Northeastern University in 1982 and an MBA from the University of Rochester in 1993. Allen was born March 28, 1960, in Quonset Point, R.I.

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About Gateway

Since its founding in 1985, Irvine, Calif.-based Gateway (NYSE: GTW) has been a technology pioneer, offering award-winning PCs and related products to consumers, businesses, government agencies and schools. After acquiring eMachines in early 2004, Gateway is now the third largest PC company in the U.S. and among the top ten worldwide. The company’s value-based eMachines brand is sold exclusively by leading retailers worldwide, while the premium Gateway line is available at major retailers, over the web and phone, and through its direct and indirect sales force. See http://www.gateway.com for more information.